[LOGO] NEWS RELEASE


For  Immediate  Release

Contacts:  Danita Gibson-Lloyd               Virginia  Lewis
           Corporate Communications Manager  Senior Account Executive
           Total System  Services,  Inc.     Ketchum Public Relations
           (706) 649-5578                    (404) 877-1842
           dgibsonlloyd@totalsystem.com      virginia.lewis@ketchum.com

                   TSYS Further Expands International Presence

Columbus, Ga., December 22, 1997 -- Total System Services, Inc.(R)(TSYS(R))(NYSE: "TSS") today announced the signing of a multi-year agreement to provide consumer card (cardholder) processing services to Royal Bank of Canada. With the signing of Royal Bank, TSYS now processes for seven of the leading financial institutions in Canada. This contract gives TSYS its second major signing in the Canadian region behind the recently announced, multi-year Canadian Tire Acceptance, Limited card processing agreement.

     Royal Bank's cardholder portfolio totaling more than five million accounts will be converted to TSYS' state-of-the-art, Year 2000 compliant TS2(R) Cardholder System. The bank, which previously processed their consumer cards in-house, has been a commercial card customer of TSYS since 1995.

     TSYS President Philip W. Tomlinson said, Royal Bank has a sterling reputation in the industry. We are honored that Royal Bank has chosen TSYS as its processor of choice. We look forward to a long and mutually beneficial relationship based on the innovative solutions provided by our TS2 Cardholder System."

     TS2 is the complete rewrite of TSYS' Cardholder System. The card processing
system  offers   exceptional  levels  of  service  and  performance  beyond  any application in today's card processing domain.

     Executive Vice President Mark K. Tonnesen of Royal Bank of Canada said, "We went through an exhaustive research and evaluation process before choosing TSYS. This partnership creates a win-win situation for Royal Bank, our clients and TSYS. It will enhance our ability to offer our cardholders new and innovative products in a timely manner."

                                    --more--

TSYS Further Expands  International  Presence /p.2

     TSYS' processing agreement with Royal Bank is conditional upon receipt of regulatory approval from Canada's Office of the Superintendent of Financial Institutions.

     Headquartered in Columbus, Ga., TSYS is one of the world's largest credit, debit, commercial and private-label card processing companies, serving card-issuing institutions throughout the United States, Puerto Rico, Canada and Mexico, representing more than 91 million cardholder accounts. TSYS provides a comprehensive on-line system of data processing services marketed as THE TOTAL SYSTEM(R). In 1996, TSYS formed a joint venture with Visa(R) U.S.A. to create Vital Processing Services L.L.C. (www.vitalps.com), a leading full-service merchant services provider. TSYS' 1996 revenues totaled $311.6 million; the company is an 80.7 percent owned subsidiary of Synovus Financial Corp. (NYSE:
"SNV") (www.synovus.com), a $9.0 billion asset, multi-financial services company and a component of the Standard and Poors 500 Index. Synovus also includes 34 banking affiliates in four Southeastern states, a full-service brokerage firm, a comprehensive trust services provider and a mortgage services company. TSYS' Internet address is www.totalsystem.com.

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